Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Annual Report on Form 10-K of ConnectM Technology Solutions, Inc. for the years ended December 31, 2025 and 2024 of our report dated August 4, 2025, which includes an explanatory paragraph relating to ConnectM Technology Solutions, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements and consolidated financial statement schedules for the years ended December 31, 2024 and 2023.

Adeptus Partners, LLC
Ocean, New Jersey
April 16, 2026